Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

GeoPark Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value US$0.001 per share	(1)	Other	2,001,554	$8.285	$16,582,874.89	0.0001381	$2,290.10

Total Offering Amounts:						$16,582,874.89		2,290.10
Total Fee Offsets:								0.00
Net Fee Due:								$2,290.10

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares that become issuable in respect of the securities identified in the above table by reason of any stock dividend (share bonus issue), stock split (share subdivision or consolidation), recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common shares.

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Shares as reported on the New York Stock Exchange on February 6, 2025.

Represents additional common shares of the Registrant reserved for issuance under the Registrant’s 2018 Equity Incentive Plan pursuant to an amendment increasing the number of shares available thereunder.